Exhibit 99.1

              SUPERVALU REPORTS FISCAL 2005 FOURTH QUARTER RESULTS

           Fiscal 2005 Results Set Earnings Record and Exceed Guidance

     SUPERVALU Reports 35 Percent Increase in Diluted Earnings Per Share in Fiscal 2005; 16 Percent Increase Exclusive of Gain From Sale of WinCo and
                            Extra Week in Fiscal 2004

    MINNEAPOLIS, April 19 /PRNewswire-FirstCall/ -- SUPERVALU INC. (NYSE: SVU) today reported results for the fourth quarter of fiscal 2005, which ended February 26, 2005. The company reported net sales of $4.6 billion compared to $5.0 billion last year, net earnings of $92.9 million compared to $95.6 million last year, basic earnings per share of $0.69 compared to $0.71 last year, and diluted earnings per share of $0.65 compared to $0.67 last year. Last year's fourth quarter reflected an extra week, which contributed approximately $360 million of net sales, $9.9 million of net earnings and $0.07 of basic and diluted earnings per share. Fourth quarter results exceed previous earnings per share guidance of $0.61 to $0.66, which did not include the reduction of $0.03 per share from the adoption of the new accounting treatment for contingently convertible debentures.

    For the fiscal 2005 full year, SUPERVALU reported net sales of $19.5 billion compared to $20.2 billion last year, net earnings of $385.8 million compared to $280.1 million last year, basic earnings per share of $2.86 compared to $2.09 last year, and diluted earnings per share of $2.71 compared to $2.01 last year. Full-year results exceed previous earnings per share guidance of $2.75 to $2.80, which did not include the reduction of $0.11 per share from the adoption of the new accounting treatment for contingently convertible debentures.

    Jeff Noddle, SUPERVALU chairman and chief executive officer said, "SUPERVALU continues to deliver strong results. Fiscal 2005 set a record net earnings level as diluted earnings per share grew 35 percent and when eliminating this year's one-time gain on the sale of WinCo and last year's extra week, fiscal 2005 diluted earnings per share increased 16 percent. We implemented sizable initiatives during the year, maintained a strict basis point discipline that supports our competitive customer offerings, invested for growth and returns, and improved our overall financial condition. We are excited about our strong position in an ever-changing grocery retail and supply chain environment and believe our highly complementary business model allows SUPERVALU to successfully participate and grow."

    Fiscal 2005 results include $0.51 basic earnings per share and $0.47 diluted earnings per share impact from the net after-tax gain on the sale of the company's minority interest in WinCo Foods, Inc. Fiscal 2005 and fiscal 2004 include $26.4 million and $15.5 million, respectively, of pre-tax restructure and other charges or $0.12 basic and diluted earnings per share in fiscal 2005 and $0.07 basic and diluted earnings per share in fiscal 2004, primarily related to increased liabilities associated with employee benefit costs from previously exited distribution facilities, as well as changes in estimates on exited real estate. Fiscal 2005 and fiscal 2004 reflect the adoption of the new accounting treatment for contingently convertible debentures. Fiscal 2004 was a 53-week year and included an extra week in the fourth quarter that generated approximately $360 million of sales, $9.9 million of net earnings, and $0.07 basic and diluted earnings per share.

    Segment Results
    Retail Food Segment -- Fourth quarter retail net sales were $2.6 billion compared to $2.8 billion last year. The decline in net sales primarily reflects last year's extra week in the quarter, which contributed approximately $185 million in net sales, and a higher level of store closings, which fully offset new store growth. Comparable store sales were negative 0.8 percent in the fourth quarter, reflecting difficult comparison against last year's 12-week comparable store sales growth of 2.5 percent. When adjusted for planned in-market store expansion, fourth quarter comparable store sales were negative 0.3 percent. Comparable store sales at Save-A-Lot were positive in the fourth quarter. Total retail square footage, including licensed stores, increased by approximately 4.2 percent from last year's fourth quarter, with Save-A-Lot's total square footage increasing by approximately 6.4 percent.

    Reported retail operating earnings for the fourth quarter were $111.0 million compared to $138.0 million last year. Reported operating earnings as a percent to sales were 4.3 percent compared to 4.9 percent in last year's fourth quarter. The decrease in operating earnings as a percent to sales primarily reflects the absence of last year's highly profitable extra week, the absence of WinCo earnings in this year's results, and increased operating costs primarily associated with remodel activities, which more than offset recently launched labor productivity initiatives.

    New store activity since last year's fourth quarter, including licensed stores, resulted in 104 new stores, opened and acquired, and 38 store closings. During fiscal 2005, net new stores opened include 62 extreme value stores and four regional banner stores. Fiscal 2005 store closings include 35 Save-A-Lot stores and three regional banner stores. As of February 26, 2005, Save-A-Lot, including licensees, operated 1,287 stores, of which 466 were combination stores compared to 199 combination stores at the end of fiscal 2004.

    Food Distribution Segment -- Fourth quarter distribution net sales were $2.0 billion compared to $2.3 billion last year. The decline in sales primarily reflects the absence of last year's extra week in the quarter, which contributed approximately $177 million in net sales, and customer attrition including the previously announced transition of three large customers to other suppliers, which more than offset new business growth of approximately three percent. The acquisition of Total Logistics, Inc. was completed on February 7, 2005 and overall results were immaterial to the fourth quarter.

    Reported distribution operating earnings for the fourth quarter were a record $59.4 million, compared to $55.9 million last year, an increase of 6.3 percent. Reported operating earnings as a percent to sales was a record 2.9 percent compared to 2.5 percent in last year's fourth quarter, a 40 basis-point increase. The increase in operating earnings as a percent to sales primarily reflects the benefit of volume throughput including labor productivity improvements, which more than offset the impact of last year's highly profitable extra week.

    Other Items
    General corporate expense for the fourth quarter was $10.1 million compared to $9.0 million last year. Included in the fourth quarter of fiscal 2005 was pre-tax expense for the cumulative effect of lease accounting adjustments of approximately $3 million, or $0.01 per diluted share.

    SUPERVALU's effective tax rate for the fourth quarter was 31.2 percent and the annual effective rate for fiscal 2005 was 35.8 percent versus 38.4 percent for full year fiscal 2004. The fiscal 2004 annual effective tax rate was higher than fiscal 2005, primarily from taxes due on the company's asset exchange with C&S. In both fiscal 2005 and fiscal 2004, the annual effective tax rates reflect the impact of net favorable tax settlements occurring in each respective fourth quarter. Net settlements in fiscal 2005 exceeded net settlements in fiscal 2004 by approximately $4 million.

    Capital spending for the fourth quarter and full year was $93.8 million and $325.7 million, including $13.9 million and $62.9 million in capital leases, respectively. Capital spending primarily included retail store expansion, store remodeling, and technology enhancements. During the quarter, the company completed its acquisition of Total Logistics, Inc. The aggregate transaction was approximately $234 million, including assumed debt of approximately $69 million and transaction expenses.

    Total debt to capital was 40.1 percent at year-end compared to 46.7 percent at fiscal 2004 year-end, the lowest level in more than a decade. The total debt to capital ratio is calculated as total debt, which includes notes payable, current debt and obligations under capital leases, long-term debt and obligations under capital leases, divided by the sum of total debt and total stockholders' equity. During the year, SUPERVALU used available cash balances to voluntarily redeem its $250 million in 7 5/8 percent Notes due September 15, 2004 on May 3, 2004. Cash balance as of February 26, 2005 was approximately $464 million.

    In the fourth quarter of fiscal 2005, the company adopted the Emerging Issues Task Force Issue No. 04-8 (EITF) of the Financial Accounting Standards Board entitled "The Effect of Contingently Convertible Instruments on Diluted Earnings Per Share" in regard to SUPERVALU's zero-coupon 4-1/2 percent convertible debentures. Under the new accounting standard, net earnings and diluted shares outstanding, used only for diluted earnings per share calculations, have been restated for the current and prior periods using the if-converted method of accounting to reflect the contingent issuance of 7.8 million shares under the company's outstanding, contingently convertible debentures, which were issued in November 2001. In fiscal 2005, the impact of the EITF was to reduce fourth quarter diluted earnings per share by approximately $0.03 and the full year by approximately $0.11 per diluted share. The restatement reduced fiscal 2004 and fiscal 2003 diluted earnings per share by $0.06 and $0.05, respectively.

    Basic weighted average shares outstanding in the quarter were 135.1 million shares and diluted weighted average shares outstanding were 145.2 million shares, reflecting the dilutive impact of stock options and 7.8 million of contingently convertible debentures. As of February 26, 2005, SUPERVALU had
135.5 million shares outstanding.

    Outlook
    SUPERVALU's fiscal 2006 outlook includes business assumptions, such as:

    -- Consumer spending will continue to be pressured by higher fuel prices and modest food inflation.
    -- Comparable store sales, reflecting planned in-market store expansion, are projected to increase by approximately one percent for the year;
    -- Store development plans including licensees are: approximately 90 to 110 new extreme value food combination stores; approximately 100 extreme value combination store conversions; approximately 10 to 12 new regional banner stores; and approximately 40 regional banner major and minor store remodels;
    -- Annual distribution sales attrition will approximate the upper end of the historical range of two to four percent for the year with the first half slightly higher until fiscal 2005 customer losses are fully cycled;
    -- Total capital spending is projected to be approximately $500 to $550 million, including approximately $90 million in capital leases;
    --  The fiscal 2006 effective tax rate is estimated to be 37 percent.
    -- Zero Zone, a refrigeration case and system manufacturer, will be divested in fiscal 2006 as it is non core to the company's food retail and supply chain service businesses. Zero Zone was acquired February 7, 2005 in conjunction with the company's acquisition of Total Logistics, Inc., a third-party logistics company.

    SUPERVALU establishes preliminary full-year fiscal 2006 basic earnings per share range of $2.43 to $2.58 and diluted earnings per share range of $2.30 to $2.45. Both basic and diluted earnings per share ranges include costs of approximately $0.05 to $0.07 for new growth and return initiatives including supply chain technology investments and the W. Newell & Co. produce business launch. On a comparable basis, Fiscal 2005 basic earnings per share was $2.35 and diluted earnings per share was $2.24 when eliminating the gain on the sale of WinCo. The ranges include the above business assumptions.

    Commenting on SUPERVALU's outlook, Noddle said, "SUPERVALU continues to transform itself. We are implementing several important initiatives in fiscal 2006 that represent next generation strategies. Initiatives such as leveraging the growth potential in third-party logistics, launching an enhanced produce model, and further innovating our supply chain, represent the next chapter in our efforts to deliver highly successful solutions for our customers. We look forward to sharing our progress on these initiatives and others in development as the year unfolds. With the achievement of 15 percent return on invested capital, we are now establishing a new long-term return-on- invested-capital goal of 18 percent reflecting the long term potential of our business."

    A conference call to review the full-year results is scheduled for today at 9:00 a.m. (CDT). A live Web cast of the call will be available at http://www.supervalu.com . An archive of the call is accessible via telephone by dialing 1-630-652-3041 with pass code 11055630 and through the company's Web site at http://www.supervalu.com . The conference call archive will be available through May 3, 2005.

    About SUPERVALU INC.
    As of February 26, 2005, SUPERVALU's retail store network consisted of 1,549 stores in 40 states, including 1,287 Save-A-Lot extreme value food stores -- 408 owned Save-A-Lot stores, 879 licensed Save-A-Lot stores; 262 regional banners including Cub Foods, Shop 'n Save, Shoppers Food & Pharmacy, bigg's, Farm Fresh, Scott's Foods and Hornbacher's stores. SUPERVALU serves as primary supplier to approximately 2,300 stores and SUPERVALU's own regional banner store network of 262 stores, while serving as secondary supplier to approximately 700 stores.

    Celebrating its 135th year of fresh thinking, SUPERVALU INC., a Fortune 500 company, is one of the largest companies in the United States grocery channel. With annual revenues of approximately $20 billion, SUPERVALU holds leading market share positions across the U.S. with its 1,549 retail grocery locations, including licensed Save-A-Lot locations. With its Save-A-Lot format, the company holds the number one market position in the extreme value grocery retail sector. Through SUPERVALU's geographically diverse supply chain network, the company provides distribution and related logistics support services to grocery retailers across the nation. In addition, SUPERVALU's third-party logistics business provides end-to-end supply chain management solutions that deliver value for manufacturers, consumer products retailers and food service customers. SUPERVALU currently has more than 56,000 employees. For more information about SUPERVALU visit http://www.supervalu.com .

    The statements contained in this news release that are not historical fact are forward-looking statements and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by such forward-looking statements, including the impact of competition, the nature and extent of the consolidation of the retail food and food distribution industries, the ability to attract and retain customers for the company's food distribution operations and to control food distribution costs, the ability of the company to grow through acquisition and assimilate the acquired entities, the execution of restructuring activities, potential work disruptions from labor disputes or national emergencies, the availability of favorable credit and trade terms, food price changes, general economic or political conditions that affect consumer buying habits generally or war-time activities, threats or general acts of terror directed at the food industry that affects consumer behavior, other risk factors inherent in the food distribution and retail businesses and other factors discussed from time to time in reports filed by the company with the Securities and Exchange Commission.

    SUPERVALU INC. and Subsidiaries

    Consolidated Composition of Net Sales and Operating Earnings

    The following table sets forth the composition of the company's net sales and earnings. (In thousands)

                                                Fourth Quarter       Fourth Quarter
                                               (12 weeks) ended     (13 weeks) ended
             (unaudited)                         Feb 26, 2005          Feb 28, 2004
--------------------------------------------   ----------------     ----------------
    Net sales

    Retail Food                                $      2,553,868     $      2,791,340
       % of total                                          55.6%                55.3%

    Food Distribution                                 2,036,638            2,252,419
       % of total                                          44.4%                44.7%

    Total net sales                            $      4,590,506     $      5,043,759
                                                          100.0%               100.0%
    Earnings

    Retail Food operating earnings             $        110,982     $        138,014
       % of sales                                           4.3%                 4.9%

    Food Distribution operating earnings                 59,391               55,947
       % of sales                                           2.9%                 2.5%

    Subtotal                                            170,373              193,961
       % of sales                                           3.7%                 3.8%

    General corporate expense                           (10,141)              (9,030)

    Restructure and other charges                             -               (4,922)

    Total operating earnings                            160,232              180,009
       % of sales                                           3.5%                 3.6%

    Interest expense                                    (30,555)             (36,332)

    Interest income                                       5,415                5,080

    Earnings before income taxes                        135,092              148,757

    Income tax expense                                  (42,159)             (53,137)

    Net earnings                               $         92,933     $         95,620

  NOTE 1:
    Pretax LIFO expense                        $           (921)    $            161

  NOTE 2:
    Pretax depreciation and amortization
       Retail Food Segment                     $         48,866     $         48,748
       Food Distribution Segment                         21,464               24,539
       General Corporate                                     52                  449
       Total Company                           $         70,382     $         73,736

    SUPERVALU INC. and Subsidiaries

    Consolidated Composition of Net Sales and Operating Earnings

    The following table sets forth the composition of the company's net sales and earnings.
    (In thousands)

                                                 Year-to-date          Year-to-date
                                               (52 weeks) ended     (53 weeks) ended
(unaudited)                                      Feb 26, 2005         Feb 28, 2004
--------------------------------------------   ----------------     ----------------

    Net sales

    Retail Food                                $     10,549,478     $     10,551,235
      % of total                                           54.0%                52.2%

    Food Distribution                                 8,993,762            9,658,444
      % of total                                           46.0%                47.8%

    Total net sales                            $     19,543,240     $     20,209,679
                                                          100.0%               100.0%
    Earnings

    Retail Food operating earnings             $        446,303     $        443,968
      % of sales                                            4.2%                 4.2%

    Food Distribution operating earnings                 234,585              222,462
      % of sales                                            2.6%                 2.3%

    Subtotal                                            680,888              666,430
      % of sales                                            3.5%                 3.3%

    General corporate expense                           (48,064)             (49,509)

    Gain on sale of WinCo Foods, Inc.                   109,238                    -

    Restructure and other charges                       (26,416)             (15,523)

    Total operating earnings                            715,646              601,398
      % of sales                                            3.7%                 3.0%

    Interest expense                                   (137,500)            (165,581)

    Interest income                                      22,718               19,063

    Earnings before income taxes                        600,864              454,880

    Income tax expense                                 (215,041)            (174,742)

    Net earnings                               $        385,823     $        280,138

  NOTE 1:
    Pretax LIFO expense                        $          6,112     $          4,734

  NOTE 2:
    Pretax depreciation and amortization
      Retail Food Segment                      $        199,094     $        193,450
      Food Distribution Segment                         103,372              106,239
      General Corporate                                     573                1,900
      Total Company                            $        303,039     $        301,589

    CONSOLIDATED STATEMENTS OF EARNINGS

    SUPERVALU INC. and Subsidiaries
    (In thousands, except per share data)

                                               Fourth Quarter                  Fourth Quarter
                                              (12 weeks) ended               (13 weeks) ended
                                       -----------------------------   -----------------------------
    (unaudited)                         Feb 26, 2005     % of  sales    Feb 28, 2004     % of sales
    --------------------------------   -------------   -------------   -------------   -------------
    Net sales                          $   4,590,506           100.0%  $   5,043,759           100.0%

    Costs and expenses:

       Cost of sales                       3,889,110            84.7%      4,290,133            85.1%
       Selling and administrative
        expenses                             541,164            11.8%        568,695            11.3%
       Restructure and other charges               -             0.0%          4,922             0.1%
       Interest
          Interest expense                    30,555             0.7%         36,332             0.7%
          Interest income                      5,415             0.1%          5,080             0.1%
             Interest expense, net            25,140             0.6%         31,252             0.6%

                Total costs and
                 expenses                  4,455,414            97.1%      4,895,002            97.1%

    Earnings before income taxes             135,092             2.9%        148,757             2.9%

    Income tax expense                        42,159             0.9%         53,137             1.0%

    Net earnings                       $      92,933             2.0%  $      95,620             1.9%

    Net earnings per common share -
     basic                             $        0.69                   $        0.71

    Net earnings per common share -
     diluted                           $        0.65                   $        0.67


    Weighted average number of
     common shares outstanding

             Basic                           135,116                         134,366
             Diluted                         145,243                         144,366

    Dividends declared per common
     share                             $      0.1525                   $      0.1450

    CONSOLIDATED STATEMENTS OF EARNINGS

    SUPERVALU INC. and Subsidiaries
    (In thousands, except per share data)

                                                Year-to-date                    Year-to-date
                                              (52 weeks) ended               (53 weeks) ended
                                       -----------------------------   -----------------------------
    (unaudited)                         Feb 26, 2005    % of sales      Feb 28, 2004    % of sales
    --------------------------------   -------------   -------------   -------------   -------------
    Net sales                          $  19,543,240           100.0%  $  20,209,679           100.0%

    Costs and expenses:

       Cost of sales                      16,681,472            85.4%     17,372,429            85.9%
       Selling and administrative
        expenses                           2,228,944            11.4%      2,220,329            11.0%
       Gain on sale of WinCo
        Foods, Inc.                          109,238             0.6%              -               -
       Restructure and other
        charges                               26,416             0.1%         15,523             0.1%
       Interest
          Interest expense                   137,500             0.7%        165,581             0.8%
          Interest income                     22,718             0.1%         19,063             0.1%
             Interest expense, net           114,782             0.6%        146,518             0.7%

                Total costs and
                 expenses                 18,942,376            96.9%     19,754,799            97.7%

    Earnings before income taxes             600,864             3.1%        454,880             2.3%

    Income tax expense                       215,041             1.1%        174,742             0.9%

    Net earnings                       $     385,823             2.0%  $     280,138             1.4%

    Net earnings per common share
     - basic                           $        2.86                   $        2.09

    Net earnings per common share
     - diluted                         $        2.71                   $        2.01

    Weighted average number of
     common shares outstanding

             Basic                           135,003                         133,975
             Diluted                         144,924                         143,236

    Dividends declared per common
     share                             $      0.6025                   $      0.5775

    CONDENSED CONSOLIDATED BALANCE SHEETS

    SUPERVALU INC. and Subsidiaries
    (In thousands)

                                                Fiscal Year End     Fiscal Year End
    (unaudited)                                February 26, 2005   February 28, 2004
    ----------------------------------------   -----------------   -----------------
    Assets
    Current Assets
        Cash and cash equivalents              $         463,915   $         291,956
        Receivables, net                                 468,629             447,872
        Inventories, net                               1,032,034           1,078,343
        Other current assets                             161,922             218,996

                 Total current assets                  2,126,500           2,037,167

    Property, plant and equipment, net                 2,201,005           2,134,436

    Goodwill & Other Long Term Assets                  1,948,277           1,981,410

    Total assets                               $       6,275,782   $       6,153,013

    Liabilities and Stockholders' Equity
    Current Liabilities

        Accounts payable                       $       1,111,240   $       1,068,788
        Current debt and obligations
         under capital leases                             99,463             305,944
        Other current liabilities                        420,888             464,047

                 Total current
                  liabilities                          1,631,591           1,838,779

    Long-term debt and obligations under
     capital leases                                    1,578,867           1,633,721
    Other liabilities and deferred income
     taxes                                               554,763             470,939

    Total stockholders' equity                         2,510,561           2,209,574

    Total liabilities and stockholders'
     equity                                    $       6,275,782   $       6,153,013

    Subject to change

SOURCE  SUPERVALU INC.
    -0-                             04/19/2005
    /CONTACT: Investors, Yolanda Scharton, +1-952-828-4540, or yolanda.scharton@supervalu.com , or Media, Lynne High, +1-952-828-4515, or

lynne.high@supervalu.com , both of SUPERVALU INC./
    /Web site:  http://www.supervalu.com /

_